UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2017

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08246	71-0205415
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive

Spring, Texas 77389

(Address of principal executive office) (Zip Code)

(832) 796-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2017, the Board of Directors (the “Board”) of Southwestern Energy Company (the “Company”) expanded its Board and elected Mr. Gary P. Luquette and Patrick M. Prevost as directors of the Company, each for a term expiring at the annual meeting of stockholders to be held in 2018. With the election of Messrs. Luquette and Prevost, the Board of Directors has ten members.

Mr. Luquette, 61, has served as the non-executive Chairman of the Board of Directors of McDermott International, Inc., a global offshore engineering and production company, since May 2014, where he is currently a member of the Compensation Committee. Mr. Luquette previously served as President and Chief Executive Officer of Frank’s International N.V. (“Frank’s”), a global provider of engineered tubular services to the oil and gas industry, from January 2015 until November 2016, following which he served as a special advisor to Frank’s until his retirement in December 2016. Mr. Luquette also served as a member of Frank’s Supervisory Board from November 2013 through Frank’s 2017 annual meeting of shareholders, held in May 2017. From 2006 until September 2013, Mr. Luquette served as President of Chevron North America Exploration and Production, a unit of Chevron Corporation. Mr. Luquette began his career with Chevron in 1978 and, prior to serving as President, held several other key exploration and production positions in Europe, California, Indonesia and Louisiana.

Mr. Prevost, 61, has served as a director of the Board of Directors of Cabot Corporation (“Cabot”), a global specialty chemicals and performance materials company, since 2008, where he is currently a member of the Safety, Health and Environmental Affairs Committee. Mr. Prevost previously served as the President and Chief Executive Officer of Cabot from January 2008 until March 2016. Prior to joining Cabot, since October 2005, Mr. Prevost served as President, Performance Chemicals, of BASF AG, an international chemical company. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Before joining BASF in 2003, he held senior management positions at BP and Amoco. Mr. Prevost is a member of the Board of Directors of General Cable Corporation, a global leader in copper, aluminum and fiber optic wire and cable products, where he is currently the chairman of the Audit Committee and a member of the Compensation Committee.

Each of Messrs. Luquette and Prevost will be entitled to the same compensation as other directors; namely, (a) a $75,000 annual cash retainer, payable monthly and prorated in the case of a partial month, (b) $200,000 annual grant of restricted stock, prorated for service of less than a full year, which vests at the earlier of the first anniversary of the award date and the date of the next annual meeting of stockholders, except that if the director leaves the Board prior to the vesting date (i) for reason of death or disability, the restricted stock will fully vest or (ii) for any other reason, a prorated portion will vest based on the time of service, (c) a director indemnification agreement with the Company, the form of which has been previously filed with the Securities and Exchange Commission and (d) additional benefits described in the Company’s definitive proxy statement delivered to its stockholders in connection with the 2017 annual meeting of stockholders and filed with the Securities and Exchange Commission on April 12, 2017.

Neither Messrs. Luquette nor Prevost was selected pursuant to any arrangement or understanding between either individual and any other person. Neither Messrs. Luquette nor Prevost has been appointed to serve on any standing committees of the Board of Directors, and they are not expected to be so appointed at this time.

There are no transactions between either Messrs. Luquette or Prevost and the Company that are required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: June 12, 2017	By:	/s/ John C. Ale
		Name:	John C. Ale
		Title:	Senior Vice President, General Counsel and Secretary